Exhibit 5
June 18, 2010
Pall Corporation
25 Harbor Park Drive
Port Washington, New York 11050
Ladies and Gentlemen:
          We have acted as special counsel to Pall Corporation, a New York corporation (the “Company”), in connection with its offering pursuant to a registration statement on Form S-3 (No. 333-167507) and the prospectus, dated June 15, 2010, as supplemented by the prospectus supplement thereto of even date therewith (together the “Prospectus”) of $375 million aggregate principal amount of its 5.00% Senior Notes due 2020 (the “Securities”). The Securities were issued pursuant to the Indenture (the “Indenture”), dated as of June 15, 2010, between the Company and The Bank of New York Mellon, as Trustee (the “Trustee”).
          In arriving at the opinion expressed below, we have reviewed the following documents:
(a)	the Registration Statement and the documents incorporated by reference therein;

(b)	the Prospectus and the documents incorporated by reference therein;

(c)	an executed copy of the Underwriting Agreement, dated June 15, 2010, in the form in which it was incorporated into the Terms Agreement, of even date therewith, between the Company and the underwriters named in Schedule I thereto, relating to the offering and sale of the Securities;

(d)	an executed copy of the Indenture and the Company Order, dated June 18, 2010, establishing the terms of the Securities in accordance with Sections 2.01 and 3.01 of the Indenture;

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(e)	a facsimile copy of the Securities in global form as executed by the Company and authenticated by the Trustee; and

(f)	copies of the Company’s Restated Certificate of Incorporation and By-Laws certified by the Secretary of State of the State of New York and the corporate secretary of the Company, respectively.
          In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.
          In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.
          Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Securities have been validly issued by the Company and are the valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.
          Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience normally would be applicable to general business entities with respect to such agreement or obligation) and (b) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.
          The foregoing opinion is limited to the federal law of the United States of America and the law of the State of New York.
          We hereby consent to the use of our name in the Prospectus under the heading “Legal Matters,” as counsel for the Company who has passed on the validity of the Securities and to the filing of this opinion as Exhibit 5 to the Company’s Current Report on Form 8-K dated June 18, 2010. In giving such consent, we do not thereby admit that we are within the category of

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persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

Very truly yours, CLEARY GOTTLIEB STEEN & HAMILTON LLP
By	/s/ Janet L. Fisher
Janet L. Fisher, a Partner